Exhibit 99.2

Andy Omiridis, EVP & CFO

AMERISAFE

337.463.9052

AMERISAFE DECLARES SPECIAL DIVIDEND OF $1.00 PER SHARE

AND REGULAR QUARTERLY DIVIDEND

DeRidder, LA – October 29, 2025 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of workers’ compensation insurance focused on high-hazard industries, today announced that its Board of Directors had declared a special cash dividend of $1.00 per share.

The special cash dividend will be payable on December 12, 2025, to shareholders of record as of December 5, 2025. The Board of Directors also declared a regular quarterly dividend of $0.39 per share, payable on December 12, 2025, to shareholders of record as of December 5, 2025.

“Our long-term capital management strategy reflects a holistic approach, including regular quarterly dividends, special dividends and stock repurchases in the context of overall capital strength, future growth opportunities and long-term shareholder value creation. We are pleased to announce this special dividend, adding to shareholder returns while also deploying capital for organic growth,” said G. Janelle Frost, President and Chief Executive Officer.

Over the past thirteen years, the Company has declared $49.93 per share in dividends, comprising $12.68 in regular dividends and $37.25 in special dividends per share.

More information on the dividend and information on the company’s third quarter earnings can be found in AMERISAFE’s accompanying earnings release issued today.

ABOUT AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, logging and lumber, agriculture, and manufacturing. AMERISAFE actively markets workers’ compensation insurance in 27 states.